Exhibit 10.46

2014 Incentive Compensation Program

On February 4, 2014, the Compensation Committee approved the terms of the 2014 Incentive Compensation Program (the “2014 ICP” or the “2014 Program”). In addition, the Compensation Committee approved the target payouts for our Chief Executive Officer and other named executive officers.  The 2014 Program consists of two components: Corporate and Business Unit performance, which are outlined below. The performance results of Tesoro Corporation (the “Company”) and the individual business units may be adjusted to take into account unbudgeted business decisions, unusual or non-recurring items, and other factors, as approved by the Compensation Committee, to determine the total amount, if any, available under the 2014 ICP. The Compensation Committee also has discretion to adjust individual awards based on their assessment of an individual executive's performance relative to successful achievement of goals, business plan execution, and other leadership attributes.

Component 1 - Corporate Performance - measured against target with the range of outcomes between 0% to 200%. Corporate performance metrics include the following:

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Achievement of earnings before interest, taxes, depreciation and amortization (“EBITDA”) measured on a margin neutral basis (this is the most heavily weighted metric, constituting 50% of the bonus opportunity for the corporate performance component)

•	Safety - Targeted improvement in recordable incidents (this metric constitutes 5% of the bonus opportunity for the corporate performance component)

•	Process Safety Management - Targeted improvement in the number of process safety incidents (this metric constitutes 5% of the bonus opportunity for the corporate performance component)

•	Environmental - Targeted improvement in the number of environmental incidents (this metric constitutes 5% of the bonus opportunity for the corporate performance component)

•	Cost Management - Measurement of non-capital cash expenditure versus budget (this metric constitutes 17.5% of the bonus opportunity for the corporate performance component)

•	Business Improvement - Targeted improvements from value creation projects/initiatives (this metric constitutes 17.5% of the bonus opportunity for the corporate performance component)

Component 2 - Business Unit Performance - measured against target with the range of outcomes between 0% to 200%. Business Unit performance is measured through balanced scorecards with performance metrics including, but not limited to:

•	Safety and Environmental

•	Cost Management

•	Improvements in EBITDA

•	Business improvement and value creation initiatives